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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                            PF ACQUISITION II, INC.,


                            PRO-FAC COOPERATIVE, INC.


                                       AND


                 AGRIPAC, INC., DEBTOR AND DEBTOR-IN-POSSESSION



                             DATED FEBRUARY 12, 1999







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                            ASSET PURCHASE AGREEMENT

        THIS AGREEMENT is made February 12, 1999, by and among PF ACQUISITION II, INC., a New York corporation ("BUYER"), and a wholly-owned subsidiary of Pro-Fac Cooperative, Inc., a New York cooperative corporation ("PRO-FAC") and AGRIPAC, INC., an Oregon cooperative corporation, as debtor and debtor-in-possession ("SELLER").

        Buyer has offered to buy and Seller has offered to sell substantially all of the assets primarily related to the Frozen Food Business (as hereafter defined) of Seller.

        IT IS THEREFORE AGREED AS FOLLOWS:


                                    ARTICLE 1

                               CERTAIN DEFINITIONS


        For purposes of this Agreement, the following terms are defined terms and shall have the meanings set forth below:

        "AFFILIATE" means, with respect to any entity, all directors and officers (or persons performing similar functions) of such entity, all persons and entities controlling, controlled by or under common control with such entity and all directors and officers (or persons performing similar functions) of Affiliates.

        "AGREEMENT" refers to this entire Agreement, including the Disclosure Memorandum, exhibits, schedules and certificates referred to herein.

        "ASSETS" means the Receivables and substantially all of the tangible and intangible property of every kind and description of the Seller primarily related to the Frozen Food Business. The Assets include, without limitation, all of Seller's right, title and interest in and to the following as of Closing:

        (a)    all Receivables;
        (b)    Frozen Food Inventory;
        (c)    Frozen Food Equipment;
        (d)    Frozen Food Real Property;
        (e)    rights in, to and under the Frozen Food Leased Property;
        (f)    the Intellectual Property;
        (g)    rights in, to and under the Assumed Contracts;
        (h)    the Permits;
        (i)    the Intangibles; and
        (j)    the Business Information and Records.

provided, however, that the definition of Assets shall not include any items defined as Excluded








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 Assets.

        "ASSUMED CONTRACTS" means only those contracts, leases, licenses and agreements to which Seller is a party, which are specifically identified on Exhibit A as being assumed by Buyer, and no others.

        "ASSUMED LIABILITIES" means the obligations arising under the Assumed Contracts subsequent to the Closing Date and no others.

        "BANKRUPTCY CODE" means those provisions of the United States Code currently codified at 11 U.S.C. 'SS' 'SS' 101 et seq. and any successor or replacement statute or provisions.

        "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Oregon.

        "BANKRUPTCY PROCEEDING" means that certain bankruptcy proceeding of Seller under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, styled as In re Agripac, Inc., Debtor, Case No. 699-60001-fra11.

        "BUSINESS" means the business of Seller, as currently conducted and proposed to be conducted, and all activities associated therewith, including without limitation the Canned Food Business and the Frozen Food Business.

        "BUSINESS INFORMATION AND RECORDS" means all records, information, files and papers of Seller primarily related to the other Assets or the Frozen Food Business, including, without limitation, lock-box bank accounts relating to the collection of the Receivables, product designs, blueprints, specifications, drawings, recorded knowledge, surveys, real property records, engineering reports, test reports, manuals, material standards, processing standards, performance standards, catalogues, research data, formulae, inventions, processes, production methods, quality control information, proprietary information, know-how, technical data, performance data, plant service information, trade and business secrets, sales data and other information relating to the growing, manufacture, processing, freezing, packaging or sale or service of products of or by Seller primarily related to the Frozen Food Business, all art work, photographs, slides, color separations, plates and other back-up material relating to product brochures, literature and similar materials relating to the products of Seller primarily related to the Frozen Food Business, and all sales and advertising materials, customer and supplier lists, including addresses, telephone numbers and principal contacts, records of products and quantities purchased or supplied by each customer and supplier, other customer and supplier records and files, sales and purchase correspondence, sales reports, copies of sales and use tax resale certificates, personnel records and books of account primarily related to the other Assets or the Frozen Food Business, but excluding the Corporate Records.


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        "BUYER'S LENDERS" means, collectively, CoBank, ACB and St. Paul Bank for
Cooperatives, FCB.

        "CANNED FOOD ASSETS" means all of Seller's right, title and interest in and to the assets primarily related to the Canned Food Business other than any Receivables.

        "CANNED FOOD BUSINESS" means the canned food business of Seller, as currently conducted and proposed to be conducted, and all activities associated therewith.

        "CANNED FOOD TRANSITION SERVICES" means those management, administrative, information, support and other services requested by Seller to be performed by or otherwise made available through the Buyer for a period ending on the earlier of (i) six months following the Closing Date, and (ii) any sale or other transfer of a substantial portion of the Canned Food Assets. Any out-of-pocket cost to be incurred by the Buyer in providing Canned Food Transition Services shall be advanced or reimbursed (at Buyer's election) by Seller.

        "CASH COLLATERAL ORDER" means, collectively, the Interim Order Re Cash Collateral, Adequate Protection, and Debtor in Possession Financing, entered in the Bankruptcy Proceeding on January 8, 1999; the Order Authorizing Debtor to Obtain Credit, entered in the Bankruptcy Proceeding on January 19, 1999; and the Second Order Approving Debtor's Use of Cash Collateral, entered in the Bankruptcy Proceeding; as each of the same may be amended or replaced after the date hereof.

        "CLOSING" means the consummation of the purchase and sale of the Assets.

        "CLOSING DATE" means the date of the Closing.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "CORPORATE RECORDS" means all original copies of Seller's corporate minute books, stock ledgers, corporate accounting journals and corporate books of account which comprise Seller's permanent accounting or tax records and similar books and records of a corporate nature.

        "CUT-OFF DATE" means March 31, 1998.

        "DISCLOSURE MEMORANDUM" means the disclosure memorandum, dated on or before the Closing Date, delivered by Seller to Buyer.

        "EQUIPMENT" means all rights of Seller in any machinery, equipment, spare parts, vehicles, furniture, dies, molds, patterns and gauges, tools, supplies and drawings owned, leased, licensed or otherwise possessed by Seller, including, without limitation, any Frozen Food Equipment, excluding such items sold, transferred, disposed of or consumed prior to the Closing



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Date in the ordinary course of business or otherwise with the written consent of
Buyer.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "EXCLUDED ASSETS" means all cash, cash equivalents, including cash on hand, in bank accounts and cash in-transit, bank accounts (other than lock-box bank accounts pertaining to the collection of the Receivables), bank deposits, notes, securities, refunds relating to any tax obligations of Seller, prepaid insurance premiums, any contracts, leases, licenses or agreements not included in the Assumed Contracts, claims or causes of action belonging to Seller's bankruptcy estate that arise under Chapter 5 of the Bankruptcy Code, computers, software and information systems, items sold, transferred or disposed of or consumed in the ordinary course of business prior to Closing, Corporate Records of Seller, title to the trademark "JACK AND THE BEANSTALK" (provided that Buyer shall receive a non-exclusive, perpetual, royalty-free, worldwide, irrevocable license to use the "JACK AND THE BEANSTALK" trademark in connection with the operation of the Frozen Food Business following the Closing Date), Plant #5, Seller's interest in Greenfield Partners, Ltd., Limited Partnership and Agripac Cold Storage Partners Limited Partnership, and all Canned Food Assets.

        "EXISTING BANK DEBT" means the pre-petition indebtedness of the Seller owing to the Seller's Lenders in their capacity as the Seller's pre-petition lenders.

        "FROZEN FOOD BUSINESS" means the frozen food business of Seller, as currently conducted and proposed to be conducted, and all activities associated therewith.

        "FROZEN FOOD EQUIPMENT" means all rights of Seller in any machinery, equipment, spare parts, vehicles, furniture, dies, molds, patterns and gauges, tools, supplies and drawings owned, leased, licensed or otherwise possessed by Seller and used in the Frozen Food Business and located at the Frozen Food Leased Property or the Frozen Food Real Property, and any manuals, product literature, and manufacturer's warranties and representations that relate to the foregoing.

        "FROZEN FOOD EQUIPMENT LEASES" means any and all agreements of the Seller included in the Assumed Contracts that relate to the possession and use of any Frozen Food Equipment, including any such agreements styled as leases (and whether or not such agreements constitute "true" leases, financing leases under GAAP or disguised financings).

        "FROZEN FOOD INVENTORY" means all non-obsolete inventories of Seller relating to the Frozen Food Business and located at the Frozen Food Leased Property or the Frozen Food Real Property, including, without limitation, raw materials, work-in-process, finished goods, and merchandise.

        "FROZEN FOOD LEASED PROPERTY" means all leasehold interests of Seller in real property used by Seller in the Frozen Food Business listed on Exhibit A, including without limitation the



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Greenfield Lease, together with any prepaid rent, security deposits, options to renew or purchase, benefits, rights of way and other interests of the Seller that may be appurtenant to the rights of Seller under such leasehold interests, together with all buildings, improvements and fixtures existing thereon, as identified on Exhibit A.

        "FROZEN FOOD REAL PROPERTY" means all real property owned by Seller and listed on Exhibit B, together with all buildings, improvements, and fixtures existing thereon, as identified on Exhibit B.

        "GREENFIELD LEASE" means that certain Facility Lease between Seller, as Lessee and Greenfield Partners, Ltd., as Lessor, dated 1993 and providing for a term of ten years commencing no later than July 15, 1993.

        "HAZARDOUS MATERIAL" means any hazardous or toxic substance, material or waste or pollutant, or contaminant, including but not limited to "hazardous substances" and "hazardous wastes", as those terms are currently defined under the Federal, State, and Environmental laws, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, the Clean Water Act, and/or any other applicable laws or regulations, petroleum and petroleum by products, or asbestos containing material that is or becomes regulated by any governmental authority in any jurisdiction where any Real Property or Leased Property is located, and lead paint or material containing lead that is or becomes regulated by any governmental authority in any jurisdiction in which any Real Property or Leased Property is located.

        "HISTORICAL FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.5.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "INSURANCE VALUE" means a value of a parcel of Real Property as reasonably established by Buyer for purposes of title insurance.

        "INTANGIBLES" means all telephone switches, telephone and facsimile numbers primarily relating to the Frozen Food Business, all claims of every kind and description that Seller may have against any person or entity relating to or affecting any other Assets or the Frozen Food Business, including without limitation, any claims against the grower/members of the Seller, and the good will of the Frozen Food Business.

        "INTELLECTUAL PROPERTY" means all rights, if any, in all United States and foreign trademarks (common law and registered) and service marks, trademark and service mark registrations and applications, trade names, copyrights, copyright registrations, proprietary technology, trade secrets, know-how, licenses, computer software, inventions, and patents, patent



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applications, utility models, utility model applications and all other patent rights used in the Frozen Food Business and listed on Exhibit C, including without limitation the Ore-Ida Agreement and a license for the "JACK AND THE BEANSTALK" trademark.

        "INVENTORY" means all inventories of Seller, including without limitation, all Frozen Food Inventory, but excluding such inventories sold, transferred, disposed of or consumed prior to the Closing Date in the ordinary course of business or otherwise with the written consent of Buyer.

        "LEASED PROPERTY" means all leasehold interests of Seller in real property used by Seller, including without limitation the Frozen Food Leased Property, together with any prepaid rent, security deposits, options to renew or purchase, benefits, rights of way and other interests of the Seller that may be appurtenant to the rights of Seller under such leasehold interests, together with all buildings, improvements and fixtures existing thereon.

        "NEW BUYER EMPLOYEES" shall have the meaning set forth in Section 5.1.

        "ORE-IDA AGREEMENT" means, collectively, the following agreements between Seller and Ore-Ida Foods, Inc.: (i) the Sales Agency Agreement, dated April 19, 1994, as amended, (ii) the Trademark License Agreement, dated April 19, 1994 (Cob Corn Products), as amended; (iii) the Trademark License Agreement, dated April 19, 1994 (Stew Vegetable Products), as amended; (iv) Agripac Co-Pack Agreement, dated March 6, 1992, relating to frozen corn, and (v) Co-Pack Agreement, dated January 20, 1995, relating to stew vegetables.

        "PERMITS" means, to the full extent assignable under applicable law, all permits, licenses, franchises, approvals and authorizations of any governmental authority relating to or affecting the ownership or use of any Assets or the operation of the Frozen Food Business.

        "PERMITTED LIENS" means any purchase money liens on any Frozen Food Equipment arising under Frozen Food Equipment Leases.

        "PERMITTED TITLE EXCEPTIONS" means the following:

        (a)    Non-delinquent liens for taxes or special assessments;

        (b) Utility, access and other easements and rights-of-way, restrictions and exceptions, other than those referred to in (c) below, that counsel rendering a title opinion, a title insurer, or an independent engineer certifies will not materially interfere with the present use, occupation or value of the Real Property or impair the present business operations conducted thereon;

        (c) Restrictions, easements and encumbrances, if any, set forth in
Section 3.9 of the Disclosure Memorandum;




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        (d) Any building, zoning, or subdivision ordinances applicable to the premises that permit usage of the premises for the same purpose or purposes as currently used by Seller; and

        (e) the exceptions set forth on Section 3.9 of the Disclosure
Memorandum.

        "PLANT #5" means the facility and real property identified as Plant #5 in Section 3.9 of the Disclosure Memorandum, which historically has been used by the Seller in the Frozen Food Business, but which is an Excluded Asset and is not being purchased by the Buyer.

        "PURCHASE PRICE" shall have the meaning set forth in Section 2.4.

        "REAL PROPERTY" means all real property owned by Seller, together with all buildings, improvements, and fixtures existing thereon, including without limitation the Frozen Food Real Property.

        "RECEIVABLE" means all trade accounts receivable and other receivables of Seller existing on the Closing Date, other than receivables from any Affiliate of Seller.

        "SALE ORDER" means an order of the Bankruptcy Court satisfying the requirements of Section 8.3(b), pursuant to Sections 363 and 365 of the Bankruptcy Code, approving Seller's execution, delivery and performance of this Agreement, and authorizing the Seller to sell the Assets to Buyer free and clear of all liens, claims and encumbrances (other than Assumed Liabilities, Permitted Liens and Permitted Title Exceptions) pursuant to the terms of this Agreement.

        "SALE PROCEDURES ORDER" means the Order on Debtor's Amended Motion to Approve Bid Procedures, entered by the Bankruptcy Court on February 8, 1999, which establishes the procedures for approving a sale of the Assets by the Seller.

        "SELLER LENDER LIENS" means any liens or security interests held by the Seller's Lenders as granted pursuant to the Cash Collateral Order.

        "SELLER'S LENDERS" means the financial institutions providing debtor-in-possession financing to the Seller pursuant to the Cash Collateral Order.

        "TRANSITION SERVICES" means those administrative, information, support and other services requested by Buyer to be performed by or otherwise made available through the Seller for a period of up to six months following the Closing Date. Any out-of-pocket cost to be incurred by the Seller in providing Transition Services shall be advanced or reimbursed (at Seller's election) by Buyer.



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                                    ARTICLE 2

                                PURCHASE AND SALE


        2.1 CLOSING. The Closing shall take place at the offices of Harris Beach & Wilcox, LLP, The Granite Building, 130 East Main Street, Rochester, New York 14604, at 10:00 a.m. (local time) on February 17, 1999 or at such other place, date or time as the parties may mutually agree ("Closing Date").


        2.2 CONVEYANCE. On the Closing Date, Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, all of the Assets, but not the Excluded Assets. Seller shall transfer to Buyer good and marketable title to the Assets, free and clear of all liens, claims and encumbrances other than Assumed Liabilities, Permitted Liens and Permitted Title Exceptions. Buyer will take possession of and assume control over the Assets on and as of the Closing Date.


        2.3 SURVEY AND TITLE DOCUMENTS. Seller shall provide Buyer with the following:


        2.3.1 At Seller's expense, at least three business days prior to the Closing Date, an instrument survey of each parcel of Frozen Food Real Property. Such surveys shall be dated or redated subsequent to this Agreement and be from surveyors reasonably acceptable to Buyer, shall state that they were prepared using surveying standards acceptable to Buyer, shall contain legal descriptions of the property surveyed, and shall locate all improvements and easements thereon, as well as any easements beneficial to the parcel being surveyed. If any such survey discloses matters which could reasonably be expected to materially adversely affect the marketability of the property in question, the Seller shall obtain title insurance over such matters. Such surveys shall be certified both to Buyer and to the title insurance company issuing the Title Policy (defined below).


        2.3.2 At Seller's expense, at least three business days prior to the Closing Date, a commitment (the "Title Commitment(s)") for an owner's policy of title insurance (the "Title Policy(s)") on each parcel of the Frozen Food Real Property prepared on the current American Land Title Association standard form of owner's title insurance to be issued by a national title insurance company acceptable to Buyer (the "Title Company") in an amount not less than the Insurance Value of the Frozen Food Real Property.


        2.3.3 At Seller's expense, at least three business days prior to the Closing Date, UCC searches against the Seller in the appropriate offices of each state and locality in which any Assets are located.


        2.4 PURCHASE PRICE. Subject to the provisions of Article 11, the Purchase Price for the Assets shall equal the sum of (a) eighty-nine percent (89%) of the actual book value of the Receivables as of the Closing Date, (b) eighty percent (80%) of the actual book value (adjusted


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to cost in accordance with generally accepted accounting principles) of the
Frozen Food Inventory as of the Closing Date, and (c) eighty percent (80%) of the aggregate book value of the Frozen Food Equipment (excluding any Frozen Food Equipment that is the subject of a Frozen Food Equipment Lease), and the Frozen Food Real Property (excluding the $1,047,000 of capitalized maintenance on the administrative building identified on Exhibit B) as of the Closing Date. On the Closing Date, Buyer and Seller shall cooperate in good faith and attempt to reach definitive agreement on each component of the Purchase Price.


        2.5 DISPUTES CONCERNING PURCHASE PRICE. In the event that, despite the cooperative efforts described in Section 2.4, the Buyer and Seller are unable to agree on the final Purchase Price, then (a) if the total amount of the Purchase Price that is disputed by the Buyer and Seller (the "Disputed Amount") is less than or equal to $5,000,000, the Buyer and Seller shall; and (b) if Disputed Amount exceeds $5,000,000, the Buyer and Seller may, but only to the extent that the Buyer and Seller so agree in writing on the Closing Date, resolve such dispute in accordance with this Section 2.5. Buyer shall transfer 100% of the Disputed Amount to CoBank, ACB, as escrow agent (the "Escrow Agent") pursuant to an Escrow Agreement substantially in the form of Exhibit D hereto (the "Escrow Agreement"). Buyer and Seller shall work in good faith to resolve any such dispute within ten (10) days following the Closing Date. If, despite such efforts, a dispute continues to exist, Buyer and Seller shall jointly retain an independent certified public accounting firm of national reputation reasonably acceptable to both Buyer and Seller, which shall resolve the dispute within thirty days of appointment. The determination of the accounting firm shall be binding on both parties and non-appealable. 100% of the cost of the accounting firm shall be borne by whichever party receives less than fifty percent 50% of the Disputed Amount pursuant to the accounting firm's resolution of the dispute. The parties shall split the cost of the accounting firm if they each receive 50% of the Disputed Amount.


        2.6 PAYMENT OF PURCHASE PRICE. On the Closing Date, Buyer shall deliver
(a) to Seller (but in any event in accordance with the Sale Order) by wire transfer an amount equal to Three Million Dollars ($3,000,000), (b) to the Escrow Agent the Disputed Amount pursuant to the terms of the Escrow Agreement, and (c) to the Seller's Lenders by wire or other transfer acceptable to the Seller's Lenders, the balance of the Purchase Price. Once any dispute regarding the Disputed Amount has been resolved, the Escrow Agent shall pay or apply the Disputed Amount, (y) to the extent it is determined to comprise a portion of the Purchase Price, in accordance with the Sale Order, and (z) to the extent that it is determined not to comprise a portion of the Purchase Price, as a repayment (effective as of the Closing Date and without prepayment penalties, charges or interest due of any kind) of Buyer's indebtedness to Buyer's Lenders incurred in connection with the transactions described in this Agreement.


        2.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price for the Assets shall be allocated among the Assets in a manner to be agreed upon at or before Closing. Buyer and Seller shall adhere to such allocation for the purposes of all tax returns, whether federal, state or local, of whatever kind filed by or on behalf of either of them or by or on behalf of their Affiliates including Internal Revenue Service Form 8594.



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        2.8 INSTRUMENTS OF TRANSFER. In connection with the sale and purchase of the Assets, Seller shall deliver to Buyer on the Closing Date deeds, bills of sale, motor vehicle title certificates, affidavits satisfying the requirements of 'SS' 1445(b)(2) of the Code, assignments and consents thereto, and other instruments of transfer and conveyance satisfactory in form and substance to counsel to Buyer. Buyer shall pay the cost of recording such instruments of transfer and conveyance. Seller shall, at any time and from time to time after the Closing Date, upon the request of Buyer do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets.


        2.9 LIABILITIES ASSUMED. Buyer shall not assume, or become obligated to pay or perform under, any of the liabilities, obligations or contracts of Seller, except for the Assumed Liabilities. On the Closing Date, Buyer shall execute an instrument of assumption with respect to the Assumed Liabilities in form and substance reasonably satisfactory to counsel to Seller. No Affiliate of the Buyer shall assume or be liable for any liabilities of the Seller and its Affiliates of any kind or nature, including without limitation the Assumed Liabilities. It is a condition to Buyer's obligations hereunder that the Sale Order expressly confirm the provisions of this Section 2.9.


        2.10 EXPENSES. Except as provided in Sections 2.3, 2.5, 2.8, 2.11, 10.3, and Article 11 hereof, Buyer and Seller shall each pay their own expenses, (including attorneys' fees and accountants' fees) in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein.


        2.11 CONSENT OF THIRD PARTIES. This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, Permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or agreement to assign without the consent of a third party would constitute an enforceable breach or a violation thereof or affect adversely the rights of Buyer or Seller thereunder. If a consent of a third party that is required to assign any such interest is not obtained (or overruled pursuant to a binding and enforceable order of the Bankruptcy Court) prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to Buyer, Seller will cooperate with Buyer in any lawful and reasonable arrangement to provide that Buyer shall receive the interest of Seller in the benefits and assume all of Seller's liabilities and obligations arising after the Closing Date under any such instrument, contract, lease, Permit or other agreement or arrangement, including performance by Seller as agent except where prohibited by law; and any transfer or assignment to Buyer or by Seller of any interest under any such instrument, contract, lease, Permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained (or overruled pursuant to a binding and enforceable order of the Bankruptcy Court). Notwithstanding the foregoing, it is anticipated that the terms of the Sale Order will provide an




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effective substitute for any and all consents described in this Section 2.11 with respect to Assumed Contracts. This Section 2.11 shall not constitute a waiver under Section 8.3. To the extent that any reasonable out-of-pocket costs are incurred by Buyer to obtain the consent of a third party or as a result of the failure to obtain the consent of a third party, such cost shall be paid by Seller.


        2.12 PAYMENT OF TAXES. Seller shall make all required reports and pay directly to each and every taxing authority any and all taxes, fees and assessments, plus any penalty or interest thereon, that arise as a result of the sale of the Assets by Seller to Buyer under this Agreement.


        2.13 PRORATION OF TAXES, RENTS AND UTILITIES. All ad valorem real property taxes applicable to the Frozen Food Real Property, all rents payable with respect to the Assets, and all charges for water, gas, electricity, sewer, drainage or other utility services relating to the Frozen Food Business will be prorated as of the Closing Date.


        2.14 TERMINATION OF REPRESENTATIONS AND WARRANTIES. Upon consummation of the transactions described in this Agreement at Closing, all of the representations and warranties of the Seller contained in this Agreement, including without limitation those set forth in Article 3, and all of the representations and warranties of the Buyer and Pro-Fac contained in this Agreement, including without limitation those set forth in Article 4, shall terminate and be of no further force or effect. Notwithstanding the foregoing, any and all covenants of the Buyer and Seller contained in this Agreement shall survive the Closing.


                                    ARTICLE 3


                    REPRESENTATIONS AND WARRANTIES OF SELLER


        Seller represents and warrants to Buyer as follows:


        3.1 ORGANIZATION AND QUALIFICATION. Seller is a cooperative corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Seller is qualified to do business as a foreign corporation and in good standing in all of the states and other jurisdictions listed in Section
3.1 of the Disclosure Memorandum, which constitute all states and other jurisdictions wherein Seller is required by law to qualify as a foreign corporation. Seller presently is a debtor and debtor-in-possession in the Bankruptcy Proceeding. Seller has all requisite corporate power to own, operate and lease its properties and to carry on its business as now conducted.


        3.2 AUTHORIZATION. Subject to Bankruptcy Court approval, Seller has all requisite corporate power to execute, deliver, and perform its obligations under this Agreement. Subject to Bankruptcy Court approval, the execution, delivery and performance of this Agreement and the consummation by Seller of all transactions contemplated by this Agreement, have been duly authorized by all requisite corporate action of Seller. Subject only to Bankruptcy Court approval






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and HSR Act approval, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally, and the application of general principles of equity, regardless of whether such principles are considered in a proceeding in equity or in law.


        3.3 CONFLICTING AGREEMENTS; LIENS. Except as set forth in Section 3.3 of the Disclosure Memorandum, the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby:


               3.3.1 Do not, and at or prior to the Closing Date will not, conflict with, or result in a breach of, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller.


               3.3.2 On the date hereof do not, and as of the Closing Date will not, conflict with, result in a breach of, give rise to a default under, or give to others any right of termination, cancellation, modification of terms or acceleration under any of the terms, conditions or provisions of any Assumed Contract, or any mortgage, lien, lease, agreement, instrument, order, judgment or decree by which any of the Assets may be bound, and will not result in a declaration or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Assets.


        3.4 GOVERNMENT CONSENTS. Section 3.4 of the Disclosure Memorandum lists all filings with, notices to, consents, authorizations, licenses, permits, registrations and approvals of, and exemptions and other actions by, any governmental or public body, commission or authority required in connection with the execution, delivery or performance of this Agreement by Seller, the absence of which could reasonably be expected to have a material adverse effect on the Frozen Food Business or the Assets.


        3.5 FINANCIAL INFORMATION. Seller has delivered to Buyer the following financial statements, including the notes thereto (the "HISTORICAL FINANCIAL STATEMENTS"): (a) audited balance sheets of Seller as of March 31, 1997, and related audited statements of earnings and retained earnings and cash flows for the years then ended; and (b) an unaudited balance sheet of Seller as of the Cut-off Date, and related unaudited statements of earnings and retained earnings and cash flows for the fiscal year then ended. The Historical Financial Statements are complete and correct in all material respects (except that the Inventory has historically been reported at "net realizable value"), are in accordance in all material respects with all books, records and accounts of Seller, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except that the Inventory has historically been reported at "net realizable value"), and fairly present in all material respects, the financial condition of Seller as of the respective dates thereof and the results of its operations for the respective periods covered thereby. Seller has delivered to Buyer a projected balance sheet of the Seller as of January 31, 1999 (the "Projections"). The Projections are complete and correct



                                      -12-


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in all material respects, are in accordance in all material respects with all books, records and accounts of Seller, have been prepared in good faith, and fairly present in all material respects, the anticipated financial condition of Seller as of the date thereof and the results of its operations for the period covered thereby.


        3.6 LIABILITIES. As of the date of this Agreement, Seller has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, except liabilities disclosed in the Historical Financial Statements, liabilities incurred by Seller in the ordinary course of business and consistent with past practices since the Cut-off Date, liabilities disclosed in Section 3.6 of the Disclosure Memorandum, and liabilities incurred by Seller with the prior written consent of Buyer.


        3.7 INVENTORIES. The Frozen Food Inventory consists of the inventory reflected on the Historical Financial Statements (but adjusted to the lower of cost or market consistent with generally accepted accounting principles), less sales from and additions to inventory in the ordinary course of business. Inventories of Seller consist of items of a quality and quantity usable or saleable in the ordinary course of its business, and there are no obsolete items, items of below standard quality or excess items that have not been written down to a realizable value or as to which adequate reserves have not been provided, in each case, in accordance with generally accepted accounting principles.


        3.8 TITLE TO ASSETS. Seller has good and marketable title to all the Assets, free and clear of all liens, mortgages, pledges, encumbrances, conditional sale agreements, security interests, restrictions on use or transfer or other defects in or clouds on title, except as disclosed in Section 3.8 of the Disclosure Memorandum. As of the Closing Date and subject to the Sale Order, Seller will have, and will convey to Buyer, good and marketable title to all the Assets, free and clear of all liens, claims and encumbrances, conditional sale agreements and security interests of any kind or nature whatsoever excepting only Assumed Liabilities, Permitted Liens and Permitted Title Exceptions.


        3.9 REAL PROPERTY. Section 3.9 of the Disclosure Memorandum contains a true, correct and complete list of the Real Property and Leased Property.
Section 3.9(a) of the Disclosure Memorandum contains a true, correct and complete list of the Frozen Food Real Property and Frozen Food Leased Property. None of the land, buildings or improvements comprising part of the Frozen Food Real Property or Frozen Food Leased Property is the subject of any complaint known to Seller, nor is any condemnation proceeding pending or, to the best knowledge of Seller, threatened against any such property. To Seller's knowledge, Seller is not in violation of any zoning ordinance, building code, health regulation, use or occupancy restriction or similar regulation with respect to the Frozen Food Real Property or the Frozen Food Leased Property.


        3.10 CONDITION OF ASSETS. The Frozen Food Equipment and improvements to the Frozen Food Real Property and Frozen Food Leased Property are in good repair and operating




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condition (normal wear and tear excepted) and are suitable for the operations for which they are being used by Seller.


        3.11 ABSENCE OF CHANGES. Except as disclosed in Section 3.11 of the Disclosure Memorandum, since the Cut-off Date there has not been:


               3.11.1 Any change in the business, results of operations, earnings, backlog, prospects, properties, assets, liabilities or condition, financial or otherwise, of Seller other than changes in the ordinary course of business, none of which, singly or in the aggregate, has been materially adverse.


               3.11.2 Any damage, destruction or loss (whether or not covered by insurance) materially affecting Seller or the Assets.


               3.11.3 Except in the ordinary course of business for full and fair value received, any sale, assignment, transfer or other disposition of any tangible or intangible asset used or useful in the Frozen Food Business.


               3.11.4 Any capital expenditure or commitment to make a capital expenditure relating to the Assets in excess of $25,000.


               3.11.5 Any amendment, termination or waiver of any governmental permit or permission or of any material right relating to the Frozen Food Business under any contract or agreement.


               3.11.6 Any material change in the business or commercial practices customarily followed by Seller.


               3.11.7 Any acquisition by Seller of any business, property or assets other than in the ordinary course of business consistent with past practice.


               3.11.8 Any change in the accounting practices, procedures or methods of Seller.


        3.12 CONTRACTS AND AGREEMENTS. Section 3.12 of the Disclosure Memorandum lists every agreement and contract to which Seller is a party that:


               3.12.1 Is material to the continued operation of the Frozen Food Business or any product line.


               3.12.2 Involves future payments or receipts of more than $25,000 or performance over a term in excess of six months relating to or affecting the Frozen Food Business or the Assets.


               3.12.3   Relates to the borrowing of money.


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EXECUTION DRAFT


               3.12.4 Involves the sale of Frozen Food Business products to the United States government or any foreign, state or local government or any agency or instrumentality thereof.


               3.12.5 Is with an agent, consultant, engineer, advisor, salesman, sales representative, distributor, sales agent or dealer relating to or affecting the Frozen Food Business or the Assets.


               3.12.6   Relates to any Intellectual Property.


               3.12.7   Is a joint venture agreement.


               3.12.8   Is a tolling agreement.


               3.12.9   Is with any Affiliate of Seller.


               3.12.10 Relates to any sale of fixed assets or sale, assignment, transfer or other disposition of any contract right, governmental permit or intangible asset relating to or affecting the Frozen Food Business or the Assets.


               3.12.11 Restricts in any way the right of Seller to compete with any entity in any business.


               3.12.12 Was not made in the ordinary course of business.


True, correct and complete copies of all written contracts referred to therein and accurate descriptions of the material terms of all oral contracts referred to therein are included in Section 3.12 of the Disclosure Memorandum or have been provided to Buyer. All such contracts are valid, enforceable and in full force and effect as to Seller, assuming the other party thereto is bound which, to Seller's knowledge, is the case for each such contract. Except as noted in
Section 3.12 of the Disclosure Memorandum, all agreements referred to therein were made in the ordinary course of business.


        3.13 LICENSES, PERMITS. Seller has all Permits as are necessary to enable Seller to conduct the Frozen Food Business, except where such failure to have any of the foregoing could reasonably be expected to have a material adverse effect on the condition or the results of operation of the Frozen Food Business or on the Assets. All such Permits are listed in Section 3.13 of the Disclosure Memorandum and are in full force and effect. Except as set forth in
Section 3.13 of the Disclosure Schedule, no violations have occurred within the past twelve months or are continuing in respect of any such Permit that threaten to cause the revocation or limitation of such Permit except where such violation could not reasonably be expected to have a materially adverse effect on the financial condition or the results of operations of the Frozen Food Business or on the Assets. No proceeding is pending or, to Seller's knowledge, threatened to revoke or limit any such Permit.



                                      -15-


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        3.14 COMPLIANCE WITH LAWS. Seller is not in violation of any law, regulation, order or other requirement affecting the Frozen Food Business or the Assets and promulgated by any court or federal, state, municipal or other governmental body, department, commission, agency or instrumentality, which violation or the correction thereof could reasonably be expected to have a material adverse effect on the financial condition or the results of operations of the Frozen Food Business. Seller has not received any notice of an alleged violation of any law, regulation, order or other governmental requirement affecting the Frozen Food Business or the Assets. To Seller's knowledge, there is no law, regulation, order or requirement outstanding and affecting the Frozen Food Business or the Assets that requires or will require a change in the manner of conducting the Frozen Food Business or increased expenditures by or on behalf of the Frozen Food Business.


        3.15 TAXES. There are no unpaid taxes or assessments that are or could become a lien on any of the Assets. Seller has withheld all federal, state and local taxes that are required to have been withheld from wages of employees of Seller and have paid over all such taxes in accordance with applicable statutory provisions. Seller has paid when due all sales or other excise taxes required to be paid and timely filed all returns required to be filed with respect thereto. Such returns are true, correct and complete in all material respects.


        3.16 LITIGATION. Except as disclosed in Section 3.16 of the Disclosure Memorandum, there is no legal action, claim or controversy, or governmental proceeding or investigation (including those with respect to product liabilities and warranties, employee matters, customer complaints and environmental matters), pending or, to the knowledge of Seller, threatened against Seller or involving any of the Assets that individually involves a demand for greater than $50,000 (whether or not covered by insurance), that in the aggregate involve demands for greater than $100,000 (whether or not covered by insurance), that would adversely affect the Frozen Food Business or the use of the Assets, or that questions the validity of this Agreement or seeks to prohibit or enjoin or otherwise challenge the transaction contemplated hereby.


        3.17 LEASES. The leases listed and described in Section 3.17 of the Disclosure Memorandum constitute all leases under which any Leased Property or any leased personal property used primarily in the Frozen Food Business is used, occupied or held. True, correct and complete copies of such leases (including all amendments and modifications thereto) are included in Section 3.17 of the Disclosure Memorandum or have been delivered to the Buyer. Such leases are valid, enforceable and in full force and effect and, except as disclosed in
Section 3.17 of the Disclosure Memorandum, would not be modified, subject to termination or otherwise affected by assignment to Buyer or by consummation of the transactions contemplated by this Agreement.


        3.18 BENEFIT PLANS. Section 3.18 of the Disclosure Memorandum contains a true, correct and complete list of all of the following to which Seller is a party or by which Seller is bound:


               3.18.1 Contracts with officers and employees.




                                      -16-


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EXECUTION DRAFT


               3.18.2 Collective bargaining agreements, union contracts, labor agreements, conciliation agreements or contracts with any labor union or other representative of employees.


               3.18.3 Pension, profit-sharing, bonus, commission, retirement, stock option, other employee benefit or welfare plans or other similar plans or arrangements.


               3.18.4 Published employment policies.


        Seller has furnished to Buyer true and complete copies of the contracts, plans and policies referred to in Section 3.18 of the Disclosure Memorandum.

        3.19 ERISA COMPLIANCE. Except as set forth in Section 3.19 of the Disclosure Memorandum:


               3.19.1 No corporation or other entity is a member with Seller of a controlled group of corporations as defined in Section 414(b) of the Code, or is under common control with Seller as defined in Section 414(c) of the Code.


               3.19.2 No employee benefit plan maintained by Seller is a "MULTIEMPLOYER PLAN" as defined in Section 3(37)(A) of ERISA.


               3.19.3 (a) Seller has not terminated any plan that is an "EMPLOYEE PENSION BENEFIT PLAN" as described in Section 3(2) of ERISA, and no condition presently exists that could result in such termination under Section 4042 of ERISA.
                      (b) No "REPORTABLE EVENT" (as defined in Section 4043 of ERISA) has occurred with respect to an employee pension benefit plan maintained by Seller for which notice to the Pension Benefit Guaranty Corporation is required pursuant to regulations under Section 4043 of ERISA.


                      (c) Seller has not engaged in any "PROHIBITED TRANSACTION" as defined in Section 406 of ERISA (other than a prohibited transaction that is exempt under Section 407 or 408 of ERISA).


                      (d) No employee, officer or director of Seller, or any person for whom Seller is directly or indirectly responsible, whether by way of indemnity or otherwise, has engaged in a prohibited transaction (other than a prohibited transaction that is exempt under Section 407 or 408 of ERISA).


                      (e) Seller has complied in all material respects with the reporting and disclosure requirements of Part I of ERISA.


                      (f) There is no accumulated funding deficiency as defined in Section 412 of the Code with respect to any employee benefit plan maintained by Seller.


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EXECUTION DRAFT


        3.20 EMPLOYEE RELATIONS. Section 3.20 of the Disclosure Memorandum contains a list of each salaried and hourly employee of the Seller and such employee's years of service, salary and grade. Seller believes that its relations with its employees are satisfactory. There have been no labor controversies and no strikes, lockouts, work stoppages or work slowdowns or threats thereof with respect to any group of employees during the past three (3) years. No claim has been asserted or, to the knowledge of Seller, threatened by an employee on account of any alleged violation by Seller of any law relating to employment discrimination or employment practices within the last three (3) years.


        3.21 INTELLECTUAL PROPERTY. Except as set forth in Section 3.21 of the Disclosure Memorandum, Seller owns (or possesses adequate licenses or other rights to use without payment of royalties) all patents, copyrights, trademarks, trade names, service marks, processes, designs, computer software, inventions, trade secrets, know-how, technology and the like necessary to carry on the Frozen Food Business. Section 3.21 of the Disclosure Memorandum is a list and brief description (including, if applicable, date of application, filing or registration and registration or application number) of all of the Intellectual Property. To Seller's knowledge, Seller has not infringed and is not infringing, and has not engaged and is not engaging in the unauthorized use or misappropriation of, any patent, patent application, copyright, trademark, service mark, trade name, process, design, computer software, invention, trade secret, know-how or technology owned by or belonging to any third party. There are no actual or, to Seller's knowledge, threatened claims against Seller relating thereto. To the knowledge of Seller, no third party has infringed or in infringing, or has engaged or is engaging in the unauthorized use or misappropriation of, any patent, patent application, copyright, trademark, service mark, trade name, process, design, computer software, invention, trade secret, know-how or technology owned by or belonging to Seller.


        3.22 NO DEFAULT. Except as set forth in Section 3.22 of the Disclosure Memorandum, Seller is not in default or breach with respect to any rent or installment purchase payments affecting the Assets, nor is Seller or, to the knowledge of Seller, any other party to any Assumed Contract, in material default or breach under the terms thereof, and no event has occurred that with the passage of time or the giving of notice or both would constitute such a material default or breach by Seller or, to the knowledge of Seller, any other party.


        3.23 NO FINDER. Seller has not paid, or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.


        3.24 ASSETS OF BUSINESS. Except for the Excluded Assets and as set forth on Section 3.24 of the Disclosure Memorandum, the Assets constitute all of the assets that are used in the conduct of the Frozen Food Business as currently conducted and include all assets required to run the Frozen Food Business as it has historically been run.


     3.25 HAZARDOUS MATERIAL. Except as set forth in Section 3.25 of the Disclosure Memorandum:




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               3.25.1 There is not now, nor has there ever been any disposal, release, threatened release, treatment, storage and/or arrangement for the treatment or storage of any Hazardous Material on, from, under, or in proximity to any Real Property or Leased Property or at any other location that has or may give rise to liability or claims for liability for remediation or remedial activities of any kind, personal injury and /or claims for such liability or property damage liability against the Seller or Buyer or their representatives, agents or contractors which would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Frozen Food Business or the Assets. Further, neither the condition of the Real Property or the Leased Property, nor any activities undertaken by Seller or its employees, agents and representatives previously at or in proximity to the Real Property or at the Leased Real Property or at any other location will result in Seller or Buyer being named as a potentially responsible party by any governmental entity for personal injury or property damage or claims against Buyer or Seller for the remediation of any property, and any claim by any third party, no matter how such claims may be denominated, concerning the condition of the Real Property and Leased Property and any other claims as previously identified. For purposes of this Section 3.25, the terms disposal, release, threatened release, treatment, storage, and arrangement for the treatment or storage shall have the definitions assigned thereto by among others the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as those assigned thereto under the Resource Conservation and Recovery Act, the Clean Water Act, and any other applicable federal law and or regulation as well as any applicable state law and or regulation.


               3.25.2 None of the Real Property or Leased Property, including the conditions existing at any such properties, would violate or give rise to any claims of violation of any laws, regulations, orders, consent decrees, etc. relating to or concerning industrial hygiene, or the environmental condition on, under, or in proximity to such properties, including without limitation the condition of any soils, air, and or ground water at or in proximity to the previously identified properties which would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Frozen Food Business or the Assets. There are no underground storage tanks or related piping, conduits, or related structures on or in proximity to the properties identified above. During the period that Seller has owned or leased such properties, neither Seller nor any third party has used, generated, manufactured, stored, and or treated on, under, or proximity to such properties or transported to or from such properties any Hazardous Material which would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Frozen Food Business or the Assets. Further, Seller warrants that there are no claims or, to Seller's knowledge, potential claims against Seller or its agents, employees, or contractors for treating, storing, or arranging for the treatment or storage, and or transportation, disposal, or release of Hazardous Material, whether located on any of the properties previously identified, or at any other location.


               3.25.3 During the period of Seller's ownership or lease of the Real Property or


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EXECUTION DRAFT

Leased Property, there has been no litigation brought or, to Seller's knowledge, threatened to be brought against Seller, Seller's agents, contractors or employees nor has there been any settlements concerning in any way relating to the Seller and or its operations to properties previously referenced, alleging or claiming the presence, disposal, release, threatened release, treatment, or arrangement for the treatment and or disposal, of any Hazardous Material on, from, or under any of the properties previously identified , or at any other location.


        3.26 WARN ACT COMPLIANCE. Seller has complied with, or is exempt from, all applicable state and federal plant closing laws and regulations, including but not limited to, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 'SS' 'SS' 2101 - 09.


        3.27 DISCLOSURE. None of the information included in this Agreement (including the Exhibits hereto) or in the Disclosure Memorandum or any other written document furnished or to be furnished by Seller pursuant to this Agreement is false or misleading in any material respect or omits to state a fact necessary in order to make any of the statements therein not misleading in any material respect. To Seller's knowledge, there is no fact that has a material adverse affect or in the future might reasonably be expected to have a material adverse affect with respect to the Assets or the Frozen Food Business that has not been disclosed to Buyer in writing or set forth or referred to in this Agreement (including the Exhibits hereto) or the Disclosure Memorandum.



                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PRO-FAC


    Buyer and Pro-Fac, jointly and severally, represent and warrant to Seller as follows:

        4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as now conducted. Pro-Fac is a cooperative corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as now conducted.


        4.2 AUTHORIZATION. Each of Buyer and Pro-Fac has all requisite corporate power to execute, deliver, and perform its obligations under, this Agreement. The execution, delivery, and performance of this Agreement, and the consummation by each of Buyer and Pro-Fac of all transactions contemplated by this Agreement, have been duly authorized by all requisite corporate action of Buyer and Pro-Fac. This Agreement has been duly executed by each of Buyer and Pro-Fac and, subject to Bankruptcy Court approval and HSR Act approval, constitutes a legal, valid and binding obligation of each of Buyer and Pro-Fac, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar



                                      -20-


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laws affecting creditors' rights generally, and the application of general principles of equity, regardless of whether such principles are considered in a proceeding in equity or in law. The execution and delivery of this Agreement by each of Buyer and Pro-Fac and the consummation of the transactions contemplated hereby, (a) do not, and at or prior to the Closing Date will not, conflict with or result in the breach of, any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer or Pro-Fac, and (b) on the date hereof do not, and as of the Closing Date will not, conflict with, result in a breach of, or give rise to a default under, any of the terms, conditions or provisions of any mortgage, lien, lease, agreement, instrument, order, judgment or decree by which Buyer or Pro-Fac or any of their assets may be bound, and will not result in a declaration or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the assets of Buyer, except for encumbrances expressly contemplated by this Agreement.


        4.3 DISCLOSURE. None of the information included in this Agreement (including the Exhibits hereto) or in any written document furnished or to be furnished by Buyer or Pro-Fac pursuant to this Agreement is false or misleading or omits to state a fact necessary in order to make any of the statements therein not misleading.


        4.4 KNOWLEDGE OF BUYER. Buyer has no knowledge of any information which makes, or if known to Seller would make, any representation, warranty or covenant of Seller contained herein untrue. Neither Buyer nor Pro-Fac has knowledge of any facts or circumstances which would constitute a breach of any representation, warranty or covenant of Seller contained herein, or which would, with the passage of time or adequate notice or both, constitute such a breach, or which would entitle Buyer to make a claim for indemnification under this Agreement.


        4.5 BUYER'S BUSINESS INVESTIGATION. Buyer has conducted such investigation of the Frozen Food Business and the Assets as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Buyer has reviewed all of the documents, records, reports and other materials identified in the Disclosure Memorandum, and is familiar with the content thereof. Buyer acknowledges that it has been given access to and has visited and examined the Assets and the premises of the Frozen Food Business and is familiar with the condition thereof. For the purpose of conducting these investigations, Buyer has employed the services of their own agents, representatives, experts and consultants. In all matters affecting the condition of the Assets or the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Buyer is relying upon the advice and opinion offered by its own agents, representatives, experts, consultants, employees and officers. All materials and information requested by Buyer and Pro-Fac have been provided to Buyer and Pro-Fac to their satisfaction.


        4.6 NO FINDER. Neither Buyer nor Pro-Fac has paid, or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.



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                                   ARTICLE 5

                             EMPLOYEES AND BENEFITS


        5.1 EMPLOYEES. On the Closing Date, Buyer or its designee will offer employment only to those administrative employees of Seller, and Frozen Food Business production employees of Seller as Buyer deems reasonably necessary or appropriate to operate the Frozen Food Business as the same is intended to be operated by the Buyer. The compensation levels, benefit programs and terms and conditions of employment offered to such employees shall be determined by market conditions and the Buyer's business plan for the operation of the Frozen Food Business. The term for which Buyer will continue to employ such employees will depend upon their performance, the needs of the business and the results of operations. Employees of Seller who become employees of Buyer or any Affiliate of Buyer on the Closing Date are herein sometimes referred to as "NEW BUYER EMPLOYEES". Buyer shall deliver to Seller a list of all persons that will be offered to opportunity to become New Buyer Employees at or prior to the Closing Date.


        5.2 PLANS, BENEFITS AND POLICIES. Buyer shall adopt and provide for New Buyer Employees such pension or retirement plans, insurance plans, vacation and severance policies and other benefits as are appropriate, in Buyer's sole judgment, and shall neither adopt nor assume any of the plans, policies or agreements of Seller. Buyer's severance policies in respect of New Buyer Employees shall include, at a minimum, those items identified on Exhibit E hereto. Except to the extent the same are included among the Assumed Liabilities by reason of the assignment to Buyer of the Assumed Contracts, Buyer will not be responsible for any of the following benefits: (a) disability benefits, both long-term and short-term, for disabilities that commenced before the Closing Date; (b) benefits for covered confinements under medical plans of Seller that commenced before the Closing Date; (c) health care benefits for services rendered or materials received before the Closing Date; (d) life insurance and survivor income benefits for deaths that occur prior to the Closing Date; (e) worker's compensation benefits for disabilities resulting from an accident while employed by Seller or a predecessor thereof or exposure to occupational disease that occurred prior to the Closing Date to the extent such exposure occurred prior to the Closing Date, and (f) post-retirement life or health insurance benefits for all New Buyer Employees who would have been eligible under the plans and policies of Seller to retire before Closing with post-retirement life or health insurance benefits if they had retired on or before the Closing Date. The employment by Buyer of any employee of Seller who is on short-term or long-term disability on the Closing Date shall not begin, unless otherwise specifically requested by Buyer, until the end of the period of such disability.


        5.3 INFORMATION TO NEW BUYER EMPLOYEES. As soon as possible, but not later than 30 days following the Closing Date, Buyer will deliver to each New Buyer Employee one or more communications setting forth in detail the New Buyer Employee's rights, benefits and status under all plans referred to in the first sentence of Section 5.2.



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        5.4 COMMISSIONS AND BONUSES. Buyer shall have no responsibility or liability for any amounts earned under profit-sharing, commission or bonus compensation plans and policies of Seller through the Closing Date, including any such profit-sharing, commissions or bonuses that depend on performance during a period that would end after the Closing Date.

                                  ARTICLE 6

                          FURTHER AGREEMENTS OF SELLER


        Seller covenants to and agrees with Buyer as follows:

        6.1 BUYER'S INVESTIGATIONS. Buyer, at its expense, may make such evaluations, inspections and investigations with respect to the Frozen Food Business and the Assets as Buyer may desire provided that such evaluations, inspections and investigations shall not unreasonably interfere with the operations of the Frozen Food Business and the Assets are protected from material loss or damage. Seller shall make available to all authorized representatives of Buyer, free and full access, during normal business hours and upon reasonable notice, to the Assets and all records of Seller. Buyer shall keep all information it obtains as a result of such access confidential and shall only use the same for the purposes of effectuating the transactions contemplated by this Agreement (including obtaining the financing necessary to purchase the Assets and operate the Frozen Food Business). Seller consents to Buyer's disclosure of confidential information to Buyer's Lenders and any other existing or prospective lenders of Buyer and its Affiliates.


        6.2 OPERATIONS PRIOR TO CLOSING. After the date of this Agreement and prior to the Closing Date, Seller shall use, maintain and replace the Assets in compliance with all laws, regulations and ordinances, and in substantially the same manner in which they have been used, maintained and replaced prior to the date of this Agreement, and conduct the Frozen Food Business in compliance with all laws, regulations and ordinances, and substantially as it has been conducted prior to the date of this Agreement. Seller shall use its commercially reasonable efforts to preserve existing relations with the employees, suppliers and customers. Seller shall promptly notify Buyer of any material matter affecting the Assets or the Frozen Food Business that arises from the date of this Agreement to the Closing Date.


        6.3 ENVIRONMENTAL AUDIT. At least three business days prior to the Closing Date, Seller shall deliver to Buyer Phase I reports and limited testing results satisfactory to Buyer and Buyer's Lenders with respect to the Frozen Food Real Property and the Frozen Food Leased Property. Such reports and testing results shall state that they may be relied upon by Buyer and the Buyer's Lenders.


        6.4 OBTAINING CONSENTS AND APPROVALS. Seller shall use all commercially reasonable efforts to obtain all governmental and third party consents and approvals, including without limitation Bankruptcy Court approval (subject to the Sale Procedure Order), HSR Act approval,


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and satisfactory assignment of the Ore-Ida Agreement and the Greenfield Lease,
necessary to complete the transactions contemplated by this Agreement. With respect to Bankruptcy Court approval, the Seller shall assure that all necessary and appropriate parties receive proper notice of the sale to be approved by the Sale Order, including without limitation: (a) all creditors of the Seller (including persons with claims against the Seller that are disputed by the Seller), including all unsecured, priority, secured and administrative creditors; (b) all parties in interest; (c) all equity holders and members of the Seller; (d) all pension and benefit plan administrators; (e) all holders of/parties to executory contracts with the Seller; and (f) all appropriate governmental agencies and taxing authorities.


        6.5 SELLER'S RETAINED LIABILITIES. Seller agrees to remain liable for, pay and discharge, in accordance with its normal practices as such may be from time to time (but in any event in accordance with the terms of the Sale Order), all liabilities other than the Assumed Liabilities.


        6.6 TRUTH OF REPRESENTATIONS. From the date hereof until the Closing Date, Seller shall, except as Buyer otherwise consents in writing, use commercially reasonable efforts to cause all representations and warranties made by it in this Agreement to be true and correct on and as of the Closing Date. Seller shall notify Buyer promptly if any such representation or warranty ceases to be true and correct.


        6.7 EFFORTS TO CLOSE. Seller shall use commercially reasonable efforts to cause the Closing to occur on the Closing Date or as soon thereafter as practicable.


        6.8 ESTOPPEL CERTIFICATES. Seller shall obtain estoppel certificates from lessors in form reasonably satisfactory to Buyer with respect to the leases relating to the Leased Property.


        6.9 RECEIVABLES. Seller shall pay over to Buyer any amounts received by Seller after the Closing Date on account of Receivables.


        6.10 LICENSE. Seller will grant a perpetual, world-wide, royalty-free license to Buyer to use the trademark "Jack and the Beanstalk", with respect to products of the Frozen Food Business pursuant to a License Agreement in substantially the form attached hereto as Exhibit F.


        6.11 FURTHER ASSURANCES. Seller shall cooperate with Buyer, and take such further action, and execute and deliver such further documents, as may be reasonably requested by Buyer in order to carry out the terms and purposes of this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, upon the reasonable request of Buyer, Seller shall take such action and deliver to Buyer such powers of attorney and further instruments of assignment, conveyance or transfer and other documents of further assurance as in the opinion of Buyer may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Assets and possession thereof to Buyer, its successors and assigns, and the performance of this Agreement by Seller in all material respects. Seller shall



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also make all commercially reasonable efforts to provide any and all Transition
Services reasonably requested by the Buyer. Buyer shall advance or reimburse Seller (at Seller's option) for all out-of-pocket costs incurred in connection with providing such services.



        6.12 DELIVERY OF DISCLOSURE STATEMENT. Seller shall deliver a complete and correct copy of the Disclosure Memorandum to the Buyer prior to the Closing.



        6.13 WARN ACT COMPLIANCE. Seller shall comply with the Worker's Adjustment and Retraining Notification Act of 1988, as amended, and be solely responsible for furnishing any required notice of any "PLANT CLOSING" or "MASS LAYOFF", as applicable.



                                    ARTICLE 7

                           FURTHER AGREEMENTS OF BUYER


        Buyer hereby covenants and agrees with Seller as follows:

        7.1 EFFORTS TO CLOSE. Buyer shall use all commercially reasonable efforts to cause the Closing to occur on the Scheduled Closing Date or as soon thereafter as practicable.


        7.2 WARN ACT COMPLIANCE. Notwithstanding Seller's obligations pursuant to Section 6.12, Buyer shall be responsible for furnishing the required notice of any "PLANT CLOSING" or "MASS LAYOFF" which Buyer may order to take place during the first sixty (60) days after the Closing Date.


        7.3 CANNED FOOD TRANSITION SERVICES. Buyer shall make all commercially reasonable efforts to provide any and all Canned Food Transition Services reasonably requested by the Seller. Seller shall advance or reimburse Buyer (at Buyer's option) for all out-of-pocket costs incurred in connection with providing such services. In addition, for so long as Canned Food Transition Services are being provided by the Buyer, Seller shall advance or reimburse Buyer (at Buyer's option) for 30% of Buyer's employment costs and expenses associated with New Buyer Employees who provide services on behalf of the Canned Food Business. In addition, Buyer agrees to negotiate in good faith the terms on which it would be willing to provide similar services to any purchaser of the Canned Food Assets.




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                                    ARTICLE 8

                       CONDITIONS TO OBLIGATIONS OF BUYER


        The obligations of Buyer to consummate the transactions provided for herein are subject (at its option) to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

        8.1 REPRESENTATIONS TRUE. The representations and warranties of Seller contained in this Agreement shall have been true and complete in all material respects when made and shall be true and complete in all material respects on and as of the Closing Date as if made on and as of such date.


        8.2 PERFORMANCE BY SELLER. Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.


        8.3 THIRD PARTY APPROVALS. All licenses, authorizations, consents, filings, waivers, approvals, including, without limitation, HSR Act approval and Bankruptcy Court approval, or other action required in connection with the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby shall have been duly made or obtained. In particular, (a) the lenders to Agrilink Foods, Inc. shall have consented hereto;
(b) the terms of the Sale Order (i) shall be acceptable to the Buyer in its sole discretion reasonably exercised, (ii) shall confirm the Buyer's ability and power to acquire all of the Assets, including without limitation the Ore-Ida Agreement and the Greenfield Lease; (iii) shall confirm that Buyer's acquisition of the Assets shall be free and clear of liens, claims and encumbrances of any kind other than Assumed Liabilities, Permitted Liens and Permitted Title Exceptions; and (iv) shall confirm that neither the Buyer nor any Affiliate of Buyer has either assumed or is liable for any liabilities of the Seller of any kind or nature (excepting only the Buyer's liability for the Assumed Liabilities); (c) Buyer shall have been assigned the rights under the Ore-Ida Agreement in a manner acceptable to Buyer; and (d) the assignment of the Greenfield Lease to Buyer shall be acceptable to the Buyer in its sole discretion.


        8.4 NO DESTRUCTION OF ASSETS. Between the date hereof and the Closing Date, there shall be no material damage to, or destruction or diminution in value of, the Frozen Food Business or of the Assets, it being the intent of Buyer and Seller that Seller bear all risk of loss due to fire or other casualty up to the Closing Date.


        8.5 ADMINISTRATIVE SERVICES AGREEMENT. Buyer shall have entered into an agreement with its Affiliate, Agrilink Foods, Inc., pursuant to which Agrilink Foods, Inc., will provide certain administrative services to the Buyer.


        8.6 FINANCING. Buyer's Lenders shall provide, on the Closing Date, financing to


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Buyer in an amount sufficient to finance the Purchase Price and to finance the ongoing operations of the Buyer following the Closing Date, all on such terms as may be acceptable to Buyer in its sole discretion. Buyer's Lenders shall have approved Buyer's contractual relationships with Pro-Fac Cooperative, Inc. and Agrilink Foods, Inc.


        8.7 SUPPORT OF AGRIPAC GROWERS. Former members of Seller (a) representing at least two-thirds of all of the members of Seller immediately prior to Closing Date, and (b) which members have enough acreage to satisfy the Buyer's 1999 packing plan for the Frozen Food Business, shall have entered into general marketing agreements with the Buyer.


        8.8 ENVIRONMENTAL CONDITION. The environmental condition of the Frozen Food Leased Property and the Frozen Food Real Property shall be acceptable to the Buyer and Buyer's Lenders in their sole discretion.


        8.9 RELEASE OF LIENS. Seller shall have received a complete release of any and all liens encumbering any of the Assets, including without limitation, all Seller Lender Liens.


        8.10 TITLE INSURANCE. Buyer shall have received at Closing final Title Policies or marked up Title Commitments deleting all exceptions (including without limitation the standard exceptions) other than Permitted Title Exceptions. The Title Policies shall insure that upon consummation of the purchase and sale herein contemplated, Buyer shall be vested with good, fee simple, marketable title to the Frozen Food Real Property, subject only to Permitted Title Exceptions. Seller shall furnish the Title Company with such affidavits and indemnities as may be required by the Title Company in order to issue the Title Policy without any exception for unfiled and unrecorded materialman's and mechanic's liens.


        8.11 INSTRUMENTS OF TRANSFER AND OTHER DOCUMENTS. Buyer shall have received appropriate instruments of transfer with respect to the Assets satisfactory in form and substance to the Buyer and its counsel. Buyer shall also have received such certificates, reasonable further assurances and related documents relating to the transaction as it or its counsel may deem reasonably necessary or appropriate to consummate the transaction described hereby.


        8.12 NO STAY OF SALE ORDER. No order shall have been entered that stays the effectiveness of the Sale Order.


        8.13 APPROVAL OF DISCLOSURE MEMORANDUM. The contents of the Disclosure Memorandum shall be acceptable to the Buyer in its sole discretion.


        8.14 TRANSITION SERVICES. Buyer shall have satisfied itself as to the availability of adequate Transition Services so as to enable Buyer to operate the Frozen Food Business in the manner contemplated for its 1999 business plan.




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                                    ARTICLE 9

                       CONDITIONS TO OBLIGATIONS OF SELLER


        The obligations of Seller to consummate the transactions provided for herein are subject (at its option) to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

        9.1 REPRESENTATIONS TRUE. The representations and warranties of Buyer contained in this Agreement shall have been true and complete in all material respects when made and shall be true and complete in all material respects on and as of the Closing Date as if made on and as of such date.


        9.2 PERFORMANCE BY BUYER. Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.


        9.3 THIRD PARTY APPROVALS. All licenses, authorizations, consents, filings, waivers, approvals, including, without limitation, HSR Act approval and Bankruptcy Court approval, or other action required in connection with the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby shall have been duly made or obtained.


        9.4 OTHER DOCUMENTS. Seller shall have received appropriate certificates, reasonable further assurances and related documents relating to the transaction.



                                   ARTICLE 10

                              TERMINATION; EXPENSES


        10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:


               10.1.1 By the mutual written consent of Buyer and Seller.


               10.1.2 By Seller, if any of the Buyer's representations or warranties contained in or made pursuant to this Agreement was not true and complete in all material respects when made or if Buyer fails to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer. Notwithstanding the foregoing, termination of this Agreement pursuant to this Section 10.1.2 shall not take effect (a) unless Seller notifies Buyer in writing within 24 hours after Seller's becoming aware of the grounds for such termination and (b) until and unless Buyer has failed to cure or remove the grounds for such termination set forth in Seller's notice in accordance with this Section 10.1.2




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on or before the date 5 days after the date of such notice. If Seller gives notice of termination pursuant to this Section 10.1.2, the Closing Date shall be delayed, if necessary, to provide Buyer at least 5 days to cure or remove the grounds for termination of this Agreement set forth in such notice.


               10.1.3 By Buyer, if any representations or warranties of Seller contained in or made pursuant to this Agreement was not true and complete in all material respects when made or if Seller fails to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller. Notwithstanding the foregoing, termination of this Agreement pursuant to this Section 10.1.3 shall not take effect (a) unless Buyer notifies Seller in writing within 24 hours after Buyer's becoming aware of the grounds for such termination and (b) until and unless Seller has failed to cure or remove the grounds for such termination set forth in Buyer's notice in accordance with this Section 10.1.3 on or before the date 5 days after the date of such notice. If Buyer gives notice of termination pursuant to this Section 10.1.3, the Closing Date shall be delayed, if necessary to provide Seller at least 5 days to cure or remove the grounds for termination of this Agreement set forth in such notice.


               10.1.4 By Buyer or Seller at any time after February 28, 1999, provided that the party seeking to terminate this Agreement is not then in breach of its obligations hereunder.


               10.1.5 By Buyer or Seller at any time after February 19, 1999 if the Bankruptcy Court has not entered a Sale Order by such date.


               10.1.6 By Seller if the Bankruptcy Court orders Seller to terminate this Agreement.


               10.1.7 By Buyer or Seller if the consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.


        10.2 NOTICE OF TERMINATION. In the event of termination of this Agreement pursuant to Section 10.1 hereof, notice shall promptly be given by the terminating party to the other party to this Agreement.


        10.3 EXPENSES UPON TERMINATION. If this Agreement is terminated as provided in Section 10.1, neither Buyer nor Seller nor any Affiliate thereof shall have any liability to any of the others for costs, expenses (including without limitation, legal and accounting fees and expenses), loss of anticipated profits or otherwise; it being understood that in the event of such termination, each party shall bear its own legal and accounting and other fees, costs, losses and expenses, provided, however, that in the event (a) (i) this Agreement is terminated pursuant to Sections 10.1.3, 10.1.5 or 10.1.6, or (ii) Seller enters into an agreement with another person or entity involving a merger, sale of all or a significant portion of the Assets or other business combination with respect to a significant portion of the Assets within six (6) months of the date




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hereof (other than a sale occurring more than one month following the shutdown of the operation of the Frozen Food Business), then (b) Seller shall pay Buyer the documented out-of-pocket costs and expenses of Buyer or any Affiliate of Buyer incurred in connection with their efforts to acquire the Assets, which expenses shall not exceed $500,000 in the aggregate.


                                   ARTICLE 11

                               OVERBID PROTECTION


        If (i) Seller receives one or more bids from others to purchase all or a part of the Assets, and (ii) an auction with respect to the Assets is conducted or ordered by the Bankruptcy Court, then (iii) Buyer shall be entitled to obtain credit for, and shall be deemed to have increased its offer by, an amount equal to the documented out-of-pocket costs and expenses of Buyer or any Affiliate of Buyer incurred in connection with their efforts to acquire the Assets, but not exceeding $500,000 in the aggregate.


                                   ARTICLE 12

                                  MISCELLANEOUS


        12.1 CONFIDENTIALITY. Any information concerning Seller disclosed to Buyer, its Affiliates or its representatives or concerning Buyer or its Affiliates disclosed to Seller or its representatives that has not been publicly disclosed shall be kept strictly confidential by them and shall not be disclosed or used by the recipients (whether or not Closing occurs) for any purpose other than consummating the transactions contemplated by this Agreement until publicly disclosed by Seller and Buyer. In the event that this Agreement is terminated pursuant to Section 10.1, all documents, if any, of a confidential nature, and copies thereof delivered by Seller to Buyer or its Affiliates or their respective representatives or delivered by Buyer to Seller or its representatives shall be immediately returned. The obligations of the parties under this Section 12.1 shall survive termination of this Agreement. Notwithstanding the foregoing, any and all of the obligations of the parties under this Section are subject to any order of the Bankruptcy Court and the Sales Procedure Orders.


        12.2 PUBLICITY. Subject to any order of the Bankruptcy Court or the Sale Procedures Order, no press releases shall be issued, nor shall the terms of this Agreement be disclosed to third parties, other than the representatives of the parties, without the prior written consent of Seller and Buyer.


        12.3 BOOKS AND RECORDS. Seller shall deliver to Buyer promptly after Closing all correspondence, files, documents and records relating to the Frozen Food Business. Buyer shall preserve such records for the lesser of: six years after the Closing Date or such period as Buyer would ordinarily preserve such records pursuant to its records retention policy then in effect; during such period Buyer shall make the same available for examination (or for the making of


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copes or extracts), if necessary for a lawful purpose, by Seller or any purchaser of the Canned Food Business at reasonable times so as not to interfere with Buyer's business. In the event that prior to the end of six years after the Closing Date, Buyer decides to destroy any such records pursuant to its records retention policy then in effect, Buyer shall give Seller and any purchaser of the Canned Food Business of which it is aware at least sixty days notice of such decision during which time Seller or any purchaser of the Canned Food Business may request and Buyer shall transfer to Seller and any purchaser of the Canned Food Business all such records to be destroyed; if no such request is received by Buyer, Buyer may destroy such records about which notice has been given to Seller and any purchaser of the Canned Food Business.


        12.4 MUTUAL COOPERATION. Buyer and Seller shall use reasonable efforts to defend litigation assumed or retained, respectively, pursuant to the terms of this Agreement. Each of Buyer and Seller, without compensation other than reimbursement for out-of-pocket expenses (excluding expenses for salaries or time of employees), shall cooperate fully with the other in connection with the defense of such litigation, including, without limitation, the provision of access to all of its records and personnel in a manner and to the extent that such party would make its own records and personnel available internally in connection with litigation of similar magnitude involving it.


        12.5 NOTICES. All notices hereunder shall be in writing and shall be deemed to have been given if delivered personally or by a recognized commercial carrier or three days after being sent by certified mail, return receipt requested, postage prepaid, to the other party to this Agreement at the following addresses or such other address as any party to this Agreement shall specify by notice to the others:


               If to Buyer:         PF Acquisition II, Inc.
                                    90 Linden Place
                                    Rochester, New York 14625
                                    Attn:   Dennis M. Mullen

               With a copy to:      Harris Beach & Wilcox, LLP
                                    The Granite Building
                                    130 East Main Street
                                    Rochester, New York 14604
                                    Attn: David M. Mehalick, Esq.

               If to Seller:        Agripac, Inc.
                                    325 Patterson Street, N.W.
                                    Salem, Oregon 97304
                                    Attn:  Charles G. Smutny, President

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             With a copy to:       McDermott, Will & Emery
                                   227 West Monroe Street
                                   Chicago, Illinois 60606
                                   Attn: Michael R. Fayhee, Esq.

               and a copy to:      Schwabe Williamson & Wyatt
                                   Pacwest Center, Suites 1600-1800
                                   1211 Southwest Fifth Avenue
                                   Portland, Oregon 97204
                                   Attn: John G. Crawford, Jr., Esq.

        12.6 ASSIGNMENT; BINDING EFFECT; BENEFITS. Buyer may assign its rights under this Agreement to any Affiliate, any successor or purchaser of the Frozen Food Business, and the financial institution providing financing to Buyer. Such assignment shall not relieve Buyer of its obligations under this Agreement. Except for the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder shall be assignable by any party to this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment in violation of this Section shall be void and ineffective.


        12.7 WAIVER. No delay or failure of any party to exercise any right, remedy or power hereunder shall impair the same or be construed as a waiver thereof. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


        12.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Exhibits and Schedules hereto, and the Disclosure Memorandum embody the entire agreement and understanding between Buyer and Seller and supersede all prior agreements relating to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument executed by both parties hereto.


        12.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.


        12.10 ARM'S LENGTH AGREEMENT. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted the Agreement is not applicable and is waived. This Agreement shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had



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jointly prepared this Agreement. Each and every provision of this Agreement shall be construed as though all of the parties participated equally in its drafting, and any uncertainty or ambiguity shall not be interpreted against any one party. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and of this Agreement.





[remainder of page intentionally left blank]


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above set forth.





AGRIPAC, INC.,                              PF ACQUISITION II, INC.


Debtor and Debtor-In-Possession








By: /s/ Charles G. Smutny                   By: /s/ Earl L. Powers
   -----------------------------               ---------------------------------

    Charles G. Smutny, President               Earl L. Powers, Vice President








                                                PRO-FAC COOPERATIVE, INC.








                                                By: /s/ Earl L. Powers
                                                  ------------------------------
                                                  Earl L. Powers, Vice President


                                 -34-



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